2003 Letter to Shareholders

Fellow Shareholders:

Despite a tough environment for the electronics industry, fiscal 2003 was the best year in NVE's history. We were able to increase product sales over 50% and generate a solid profit. Our growth was driven by superior products, wider distribution, and effective advertising. Together with our technology partners we brought revolutionary spintronics memories closer to fruition. Our world-class research team expanded our intellectual property portfolio and won a number of prestigious government contracts.

Dominating a Market Segment
     The proven way small companies can become big companies is to identify a market segment where they can provide big advantages over the incumbent technology, dominate that segment, then expand into other segments. Our target market is industrial/factory automation, where we offer three to four times the accuracy and five to ten times the data rate of conventional electronics. That allows factories to make better products at lower costs. We do not dominate that segment yet, but we are getting there.

     We believe the fastest way for us to reach a large number of potential customers is to partner with organizations that reach a large customer base in our target market. After a year of rigorous qualification testing, Agilent Technologies, Inc. began selling our parts under their brand. Agilent, the Hewlett-Packard spin-off, is the leading supplier of high-performance digital data couplers. Before they began selling our parts, Agilent sold only opto-electronic couplers. Their willingness to sell a competing technology confirms the importance of what we have.

     Also in the past fiscal year, we added a number of new distributors and sales representatives, and we now ship our products to 39 countries. We expanded our "hate optos" advertising campaign. The brash campaign has struck a chord with engineers frustrated with conventional electronics and generated an excellent return on our advertising investment.

MRAM This Year?
     We are pioneers in Magnetic Random Access Memory (MRAM), a revolutionary spintronic memory. MRAM has been called the ideal memory because it combines the high speed and small size of semiconductor memories with the ability of disks to retain data with power removed. Some have speculated that MRAM could take over the $50 billion memory device market.

     We feel we have one of the best portfolios of MRAM designs, patents, and know-how in the industry, but we have neither a large enough factory nor the experience to build memories. Our strategy therefore is to capitalize on our MRAM intellectual property through manufacturing partnerships. In the past fiscal year we signed a technology exchange agreement with Cypress Semiconductor Corporation, one of the industry's smartest memory manufacturers. Cypress joins Motorola, Honeywell, and Union Semiconductor Technology Corporation as NVE MRAM licensees. Cypress and Motorola both demonstrated prototype MRAMs in the past year, and both announced plans for product introductions this calendar year. We have an agreement for Motorola to pay us royalties and a contract for Cypress to manufacture MRAMs we can resell at a profit.

Intellectual Property Through Government Contracts
     A record $5.6 million in government contract revenue in fiscal 2003 helped us develop new products and more intellectual property. Contracts in the past year included developing higher-speed couplers, more sensitive sensors, denser MRAM cells, sensors for biological agents, and nanotechnology.

Nasdaq Listing to Better Serve Our Shareholders
     Profitability and a $6 million-plus Cypress investment allowed us to qualify for Nasdaq listing. Our common stock began trading on the Nasdaq in January 2003, and we believe this will allow us to better serve our shareholders.

New Assignments to Strengthen Development and Sales
     John Myers, who envisioned and built our coupler business, has taken on an expanded role as Vice President of Development. We are transitioning responsibility for our world-class Research and Development group from Jim Daughton, our founder and Chief Technology Officer. Jim will remain Chief Technology Officer and continue to provide his extraordinary technical expertise. Anthony Leali has taken responsibility for standard product sales.

     This new organization will make us better than ever at both development and sales.

Leading the Spintronics Revolution
     We entered fiscal 2004 with a solid sales backlog, key design wins, and a first-rate distribution channel. In the coming year, we will expand our product lines, continue to target industrial/factory automation, and advance our mission of leading the spintronics revolution with practical products.


Sincerely,

/s/ Daniel A. Baker
Daniel A. Baker, Ph.D.
President and Chief Executive Officer
June 11, 2003